Exhibit 99

Contact:	L-3 Communications Holdings, Inc.	For Immediate Release
Corporate Communications
212-697-1111

L-3 Announces Third Quarter 2015 Results

●	Net sales of $2.8 billion
●	Adjusted diluted earnings per share(1) of $2.09; Diluted loss per share of $3.74
●	Goodwill impairment charge of $5.79 per diluted share for National Security Solutions
●	Net cash from operating activities of $317 million
●	Funded orders of $2.4 billion, funded backlog of $9.4 billion
●	Updated 2015 financial guidance
●	Preliminary 2016 financial outlook

NEW YORK, October 29, 2015 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported adjusted diluted earnings per share (EPS) of $2.09 and diluted loss per share of $3.74 for the quarter ended September 25, 2015 (2015 third quarter), compared to diluted EPS of $1.78 for the quarter ended September 26, 2014 (2014 third quarter). Adjusted diluted EPS excludes: (i) a non-cash goodwill impairment charge for the National Security Solutions (NSS) segment of $5.79 per diluted share and (ii) a loss related to a business divestiture of $0.08 per diluted share. Net sales of $2.8 billion for the 2015 third quarter decreased by 4% compared to the 2014 third quarter. Excluding sales from divestitures and acquisitions, net sales (organic sales) decreased 1%.

“Our results for the third quarter reflect continued execution of our strategy, including the ongoing repositioning of our portfolio to focus on structurally stronger, higher-yielding businesses where we maintain leading positions,” said Michael T. Strianese, chairman and chief executive officer. “While we had improved operating results, demonstrated by higher segment operating margins, we recorded a non-cash goodwill impairment charge for National Security Solutions. We continue to evaluate strategic alternatives for National Security Solutions and the process is proceeding as expected. We expect to undertake other significant portfolio actions in addition to National Security Solutions, and we have begun to evaluate strategic alternatives for our other service and hardware businesses with lower returns. By transforming our portfolio, we expect to enhance L-3’s growth prospects, margin profile and overall competitive positioning.”

Mr. Strianese added, “We are confident that our strategy and healthy cash flow coupled with our disciplined capital allocation will enhance shareholder value.”

Funded orders of $2.4 billion for the quarter included the following key wins:

●	a contract to missionize two C-130J aircraft with options to missionize ten additional C-130J aircraft and provide ground/flight test support to the U.S. Coast Guard,

●	a subcontract from Science and Engineering Services, LLC to provide broadband communication systems to the U.S. Army in support of the Apache helicopter program,

(1)	Adjusted diluted earnings per share is a non-GAAP financial measure. See Table E for a reconciliation and a discussion on why this information is presented.

L-3 Announces Results for the 2015 Third Quarter	Page 2

●	a prime contractor position to compete on the U.S. Air Force’s (USAF) Training Systems Acquisition III multi-award indefinite-delivery/indefinite-quantity (ID/IQ) contract to provide analysis, design, development, production, installation, test and sustainment for USAF training configurations encompassing complex aircrew, maintenance and system-specific training systems, and

●	a prime contractor position to compete on the USAF Agile Acquisition multi-award ID/IQ contract to provide pre-program activities, technology development activities, engineering and manufacturing activities, and production activities for the development of new systems or modification of existing systems for the USAF.

Adjusted diluted EPS for the 2015 third quarter excludes: (1) a goodwill impairment charge of $491 million ($463 million after income taxes), or $5.79 per diluted share, due to a decline in the estimated fair value of the NSS segment and (2) a pre-tax loss of $9 million ($6 million after income taxes), or $0.08 per diluted share, related to business divestitures, primarily the divestiture of the Tinsley Product Line, which was completed on July 27, 2015 for a sales price of $4 million. The goodwill impairment charge was a result of a decline in the projected future cash flows of NSS caused by NSS’s inability to achieve its planned 2015 orders, sales and operating income, primarily due to lower than expected new commercial and international business awards, and a reduced outlook for operating margin and international sales.

Adjusted diluted EPS for the year-to-date period ended September 25, 2015 (2015 year-to-date period) excludes: (1) a goodwill impairment charge of $491 million ($463 million after income taxes), or $5.68 per diluted share, related to the NSS segment and (2) a pre-tax loss of $29 million ($18 million after income taxes), or $0.22 per diluted share, related to business divestitures, of which $17 million relates to the divestiture of Marine Systems International (MSI), completed on May 29, 2015, $8 million relates to the Tinsley Product Line divestiture, and $4 million relates to the Broadcast Sports, Inc. (BSI) divestiture, completed on April 24, 2015.

The goodwill impairment charge and pre-tax losses related to business divestitures are included in consolidated operating (loss) income, but excluded from segment operating income, because they are excluded by management for purposes of assessing segment operating performance.

L-3 Announces Results for the 2015 Third Quarter	Page 3

L-3 Consolidated Results

	Third Quarter Ended			Year-to-Date Ended
($ in millions, except per share data)	Sept. 25, 2015	Sept. 26, 2014	Increase/ (decrease)	Sept. 25, 2015	Sept. 26, 2014	Increase/ (decrease)

Net sales	$2,817	$2,940	(4)%	$8,323	$8,916	(7)%

Operating (loss) income	$(214)	$257	nm	$152	$782	(81)%

Loss related to business divestitures	9	—	nm	29	—	nm

Goodwill impairment charge	491	—	nm	491	—	nm

Segment operating income	$286	$257	11%	$672	$782	(14)%

Operating margin	nm	8.7%	nm	1.8%	8.8%	(700) bpts

Segment operating margin	10.2%	8.7%	150 bpts	8.1%	8.8%	(70) bpts

Interest expense	$47	$47	—	$139	$129	8%

Interest and other income, net	$3	$5	(40)%	$11	$14	(21)%

Effective income tax rate	nm	27.0%	nm	nm	29.5%	nm

Net (loss) income attributable to L-3	$(299)	$154	nm	$(74)	$461	nm

Adjusted net income attributable to L-3(a)	$170	$154	10%	$407	$461	(12)%

Diluted (loss) earnings per share	$(3.74)	$1.78	nm	$(0.91)	$5.21	nm

Adjusted diluted EPS(a)	$2.09	$1.78	17%	$4.92	$5.21	(6)%

Diluted weighted average common shares outstanding	80.0	86.6	(8)%	81.5	88.4	(8)%
(a) Non-GAAP metric that excludes the goodwill impairment charge and the aggregate loss related to business divestitures. See Table E for a reconciliation of this measure. nm – not meaningful

Third Quarter Results of Operations: For the 2015 third quarter, consolidated net sales of $2.8 billion decreased $123 million, or 4%, compared to the 2014 third quarter. Sales to the U.S. Government declined 3%, or $58 million, to $2,040 million in the 2015 third quarter, compared to $2,098 million in the 2014 third quarter, driven primarily by U.S. defense budget constraints and reductions caused by sequestration, and by the U.S. military drawdown in Afghanistan. Sales to international and commercial customers declined 8%, or $65 million, to $777 million in the 2015 third quarter, compared to $842 million in the 2014 third quarter driven by a $125 million decline related to business divestitures(2), primarily MSI, partially offset by $32 million of sales from the Miteq, Inc. and CTC business acquisitions(2). This decrease was partially offset by an increase of $28 million primarily due to a new contract for satellite communication systems to the Australian Defence Force (ADF). Organic sales for the 2015 third quarter declined 1%. Organic sales to the U.S. Government declined 3%, while organic sales grew 3% for international and commercial customers.

Consolidated operating income for the 2015 third quarter decreased by $471 million, compared to the 2014 third quarter, to an operating loss of $214 million. Segment operating income for the 2015 third quarter increased $29 million, or 11%, compared to the 2014 third quarter. Segment operating income as a percentage of sales (segment operating margin) increased by 150 basis points to 10.2% for the 2015 third quarter compared to 8.7% for the 2014 third quarter. Segment operating margin increased by: (1) 90 basis points due to $24 million of outside accounting and legal advisory expenses incurred in the 2014 third quarter for the internal review of the Aerospace Systems segment (Internal Review) completed in October 2014, (2) 70 basis points due to favorable contract performance adjustments for the Intelligence, Surveillance and Reconnaissance (ISR) Systems sector in the Aerospace Systems segment, (3) 40 basis points due to the divestitures of MSI, BSI and the Tinsley Product Line and (4) 10 basis points due to sales mix changes. These increases were partially offset by a decrease of 60 basis points due to a higher pension expense of $18 million. See the reportable segment results below for additional discussion of sales and operating margin trends.

(2)	Sales from acquired businesses are defined as sales from business acquisitions that are included in L-3’s actual results for less than 12 months. Sales from business divestitures are defined as sales from business divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2015 Third Quarter	Page 4

The effective income tax rate for the 2015 third quarter is not meaningful because the company reported a pre-tax loss and income tax expense during the period due to the goodwill impairment charge. The marginal effective income tax rate on the goodwill impairment charge relating to the NSS segment was 6% because a significant portion of the NSS goodwill is not deductible for tax. Excluding the goodwill impairment charge and related income tax benefit, the effective income tax rate for the 2015 third quarter would have increased to 28.3% compared to 27.0%, primarily due to higher pre-tax income and state income tax expense.

Net (loss) income attributable to L-3 in the 2015 third quarter decreased by $453 million to a loss of $299 million, compared to income of $154 million in the 2014 third quarter. Diluted EPS decreased by $5.52 to a loss of $3.74 from $1.78 in the 2014 third quarter. Adjusted net income attributable to L-3 increased 10% to $170 million compared to the 2014 third quarter, and adjusted diluted EPS increased 17% to $2.09. Diluted weighted average common shares outstanding for the 2015 third quarter declined by 8% compared to the 2014 third quarter primarily due to repurchases of L-3 common stock.

Year-to-Date Results of Operations: For the 2015 year-to-date period, consolidated net sales of $8.3 billion decreased $593 million, or 7%, compared to the year-to-date period ended September 26, 2014 (2014 year-to-date period). Sales to the U.S. Government, including $5 million of sales from acquired businesses, declined 6%, or $395 million, to $5,981 million in the 2015 year-to-date period compared to $6,376 million in the 2014 year-to-date period, driven primarily by U.S. defense budget constraints and reductions caused by sequestration, and by the U.S. military drawdown in Afghanistan. Sales to international and commercial customers declined 8%, or $198 million, to $2,342 million in the 2015 year-to-date period, compared to $2,540 million in the 2014 year-to-date period driven by: (1) a $187 million decline relating to business divestitures, partially offset by $66 million of sales from the Miteq, Inc. and CTC business acquisitions, (2) a $82 million decline due to foreign currency exchange rate changes and (3) a $59 million decline on international head-of-state aircraft modification contracts primarily due to unfavorable contract performance adjustments. These decreases were partially offset by an increase of $64 million primarily due to higher volume for small ISR aircraft systems to a foreign government and a new contract for satellite communication systems to the ADF. Organic consolidated sales for the 2015 year-to-date period declined 5%. Organic sales to the U.S. Government declined 6% and organic sales to international and commercial customers declined 3%.

Consolidated operating income for the 2015 year-to-date period decreased $630 million, or 81%, compared to the 2014 year-to-date period. Segment operating income for the 2015 year-to-date period decreased by $110 million, or 14%, compared to the 2014 year-to-date period. Segment operating margin decreased by 70 basis points to 8.1% for the 2015 year-to-date period compared to 8.8% for the 2014 year-to-date period. Segment operating margin decreased by: (1) 60 basis points due to unfavorable contract performance adjustments at the Aerospace Systems segment, (2) 60 basis points due to higher pension expense of $46 million, (3) 10 basis points due to lower sales and mix changes and (4) 10 basis points related to a product specification matter in the Electronic Systems segment. Improved contract performance in Communication Systems and Electronic Systems increased segment operating margin by 40 basis points. Operating margin increased by 30 basis points due to $24 million of outside accounting and legal advisory expenses incurred in 2014 for the Internal Review completed in October 2014. See the reportable segment results below for additional discussion of sales and operating margin trends.

Interest expense in the 2015 year-to-date period increased by $10 million compared to the 2014 year-to-date period due to the issuance of $1 billion in new debt on May 28, 2014, partially offset by the redemption of our convertible contingent debt securities (CODES) in June 2014.

The effective income tax rate for the 2015 year-to-date period is not meaningful because the company reported income tax expense greater than pre-tax income during the period due to the goodwill impairment charge. Excluding the goodwill impairment charge and related income tax benefit, the effective income tax rate for the 2015 year-to-date period would have decreased to 22.3%, compared to 29.5% for the same period last year primarily due to $36 million of tax benefits recorded in the second quarter of 2015, including: (1) $17 million of foreign tax benefits related to a legal restructuring of our foreign entities, (2) a $10 million benefit related to the resolution of various outstanding income tax matters with U.S. and foreign tax authorities and (3) $9 million related to deferred tax benefits.

Net (loss) income attributable to L-3 in the 2015 year-to-date period decreased by $535 million to a loss of $74 million, compared to income of $461 million in the 2014 year-to-date period. Diluted EPS decreased by $6.12 to a loss of $0.91 from $5.21 in the 2014 year-to-date period. Adjusted net income attributable to L-3 decreased 12% to $407 million compared to the 2014 year-to-date period, and adjusted diluted EPS decreased 6% to $4.92.

L-3 Announces Results for the 2015 Third Quarter	Page 5

Diluted weighted average common shares outstanding for the 2015 year-to-date period declined by 8% compared to the 2014 year-to-date period primarily due to repurchases of L-3 common stock.

Orders: Funded orders for the 2015 third quarter were $2.4 billion, a decrease of 0.5% compared to the 2014 third quarter. Funded orders for the 2015 year-to-date period were $8.1 billion compared to $8.7 billion for the 2014 year-to-date period. The book-to-bill ratio was 0.86x for the 2015 third quarter and 0.98x for the 2015 year-to-date period. Funded backlog declined 8% to $9.4 billion at September 25, 2015, compared to $10.2 billion at December 31, 2014, primarily due to the divestiture of MSI.

Cash flow and cash returned to shareholders: Net cash from operating activities decreased by $73 million, or 19%, to $317 million for the 2015 third quarter, compared to $390 million for the 2014 third quarter. Net cash from operating activities increased by $26 million, or 4%, to $631 million for the 2015 year-to-date period, compared to $605 million for the 2014 year-to-date period. The increase in net cash from operating activities in the 2015 year-to-date period was due to a lower increase in net working capital in the 2015 year-to-date period compared to the 2014 year-to-date period.

The table below summarizes the cash returned to shareholders during the 2015 and 2014 third quarter and year-to-date periods.

	Third Quarter Ended		Year-to-Date Ended
($ in millions)	Sept. 25, 2015	Sept. 26, 2014	Sept. 25, 2015	Sept. 26, 2014

Net cash from operating activities	$317	$390	$631	$ 605

Capital expenditures, net of dispositions	(54)	(46)	(138)	(111)

Free cash flow(1)	$263	$344	$493	$ 494

Dividends paid	$52	$51	$163	$ 158

Common stock repurchases	259	80	605	413

Cash returned to shareholders	$311	$131	$768	$ 571

(1)      Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

Reportable Segment Results

Electronic Systems

	Third Quarter Ended				Year-to-Date Ended
($ in millions)	Sept. 25, 2015	Sept. 26, 2014	Increase/ (decrease)		Sept. 25, 2015	Sept. 26, 2014	Increase/ (decrease)
Net sales	$982	$1,106	(11.2)%		$3,027	$3,286	(7.9)%
Operating income	$123	$125	(1.6)%		$356	$383	(7.0)%
Operating margin	12.5%	11.3%	120	bpts	11.8%	11.7%	10	bpts

Third Quarter: Electronic Systems net sales for the 2015 third quarter decreased by $124 million, or 11%, compared to the 2014 third quarter. The divestitures of MSI, BSI and the Tinsley Product Line reduced sales by $125 million and the CTC acquisition increased sales by $19 million. Organic sales declined 2%, or $18 million, primarily for Precision Engagement and Training due to the completion of contracts for commercial flight simulators to international customers.

Electronic Systems operating income for the 2015 third quarter decreased by $2 million, or 2%, compared to the 2014 third quarter. Operating margin increased by 120 basis points to 12.5%. Operating margin increased by: (1) 100 basis points due to the divestitures of MSI, BSI and the Tinsley Product Line, which generated lower operating margins than the remainder of the Electronic Systems segment and (2) 50 basis points primarily for favorable contract performance adjustments. These increases were partially offset by 30 basis points due to higher pension expense of $3 million. Severance expense for the 2015 third quarter was $2 million, compared to $1 million for the 2014 third quarter.

L-3 Announces Results for the 2015 Third Quarter	Page 6

Year-to-Date: Electronic Systems net sales for the 2015 year-to-date period decreased by $259 million, or 8%, compared to the 2014 year-to-date period. The divestitures of MSI, BSI, and the Tinsley Product Line reduced sales by $187 million, and the CTC acquisition increased sales by $25 million. Organic sales declined 3%, or $97 million, including: (1) $74 million due to foreign currency exchange rate changes and (2) $23 million primarily related to reduced sales at Warrior Systems due to temporarily suspended shipments of holographic weapon sights for most of the 2015 second quarter in connection with a product specification matter, and lower volume for night vision goggles and precision targeting equipment.

Electronic Systems operating income for the 2015 year-to-date period decreased by $27 million, or 7%, compared to the 2014 year-to-date period. Operating margin increased by 10 basis points to 11.8%. Operating margin increased by: (1) 50 basis points due to the divestitures of MSI, BSI and the Tinsley Product Line, which generated lower operating margins than the remainder of the Electronic Systems segment, (2) 40 basis points for favorable contract performance adjustments and (3) 30 basis points due to lower severance expense of $10 million. Severance expense for the 2015 year-to-date period was $4 million, compared to $14 million for the 2014 year-to-date period. These increases were partially offset by decreases of: (1) 30 basis points due to higher pension expense of $9 million, (2) 30 basis points due to an increased provision of $8 million during the second quarter of 2015 in anticipation of a settlement with the U.S. Government related to a product specification matter, (3) 30 basis points for sales mix changes and (4) 20 basis points due to a $6 million charge during the second quarter of 2015 related to an adverse arbitration ruling to resolve a dispute for the termination of a supply arrangement in the Aviation Products & Security business.

Aerospace Systems

	Third Quarter Ended				Year-to-Date Ended
($ in millions)	Sept. 25, 2015	Sept. 26, 2014	Increase		Sept. 25, 2015	Sept. 26, 2014	Decrease
Net sales	$1,066	$1,035	3.0%		$3,087	$3,169	(2.6)%
Operating income	$103	$64	60.9%		$148	$196	(24.5)%
Operating margin	9.7%	6.2%	350	bpts	4.8%	6.2%	(140)	bpts

Third Quarter: Aerospace Systems net sales for the 2015 third quarter increased by $31 million, or 3%, compared to the 2014 third quarter. Sales increased $35 million for ISR Systems and $8 million for Aircraft Systems. Sales for Logistics Solutions decreased by $12 million. Sales increased for ISR Systems due to higher volume of $45 million for large ISR aircraft systems for U.S. Government customers and small ISR aircraft systems to the Department of Defense (DoD), partially offset by $10 million of lower sales for small ISR aircraft fleet management services primarily to the DoD due to the U.S. military drawdown in Afghanistan. Sales increased for Aircraft Systems by $20 million due to higher volume for foreign military aircraft modification contracts, including $16 million for the Australian C-27J aircraft, partially offset by $12 million of lower sales primarily to the USAF from the DoD’s planned reduction of the Compass Call aircraft fleet and the DoD’s retirement of the Joint Cargo Aircraft (JCA). The decrease in sales for Logistics Solutions was due to lower volume for field maintenance and sustainment services, primarily for U.S. Navy aircraft due to the completion of contracts and lower demand and lower prices due to competitive pressures.

Aerospace Systems operating income for the 2015 third quarter increased by $39 million, or 61%, compared to the 2014 third quarter. Operating margin increased by 350 basis points to 9.7%. Operating margin increased by: (1) 160 basis points due to favorable contract performance adjustments at ISR Systems and (2) 140 basis points for improved performance on the Army C-12 contract, due to better terms on the new contract which began August 1, 2015, and $8 million due to a partial recovery of cost overruns recognized in prior periods on the previous contract that ended on July 31, 2015. These increases were partially offset by 110 basis points primarily for reduced flight hours and lower pricing due to competitive pressures on logistics and maintenance contracts, including the U.S. Navy T-45 contract and 70 basis points due to higher pension expense of $7 million. Operating margin also increased by 230 basis points, due to $24 million of outside accounting and legal advisory expenses incurred during the 2014 third quarter for the Internal Review completed in October 2014.

Year-to-Date: Aerospace Systems net sales for the 2015 year-to-date period decreased by $82 million, or 3%, compared to the 2014 year-to-date period. Sales decreased $99 million for Aircraft Systems and $43 million for Logistic Solutions. Sales for ISR Systems increased by $60 million. Sales decreased for Aircraft Systems due to lower volume of: (1) $60 million primarily to the USAF from the DoD’s planned reduction of the Compass Call aircraft fleet and the DoD’s retirement of the JCA and (2) $59 million on international head-of-state aircraft

L-3 Announces Results for the 2015 Third Quarter	Page 7

modification contracts primarily due to unfavorable contract performance adjustments. These decreases were partially offset by an increase of $20 million primarily due to higher volume for foreign military aircraft modification contracts. The decrease in sales for Logistics Solutions was due to lower volume for field maintenance and sustainment services, primarily for U.S. Navy aircraft due to the completion of contracts and lower demand and lower prices due to competitive pressures. The increase in ISR Systems was due to an increase in sales of $152 million primarily from higher volume for large ISR aircraft systems for U.S. Government customers and small ISR aircraft systems to the DoD and a foreign government, partially offset by $92 million of lower sales for small ISR aircraft fleet management services to the DoD due to the U.S. military drawdown in Afghanistan.

Aerospace Systems operating income for the 2015 year-to-date period decreased by $48 million, or 25%, compared to the 2014 year-to-date period. Operating margin decreased by 140 basis points to 4.8%. Operating margin decreased by: (1) 310 basis points due to contract performance adjustments at Aircraft Systems, which includes $101 million of cost growth on international head-of-state aircraft modification contracts, compared to $15 million of cost growth on the same contracts in the 2014 year-to-date period, (2) 70 basis points due to higher pension expense of $20 million and (3) 60 basis points primarily due to reduced flight hours and lower pricing due to competitive pressures on logistics and maintenance contracts, including the U.S. Navy T-45 contract. These decreases were partially offset by: (1) 160 basis points due to favorable contract performance adjustments at ISR Systems, (2) 80 basis points due to $24 million of outside accounting and legal advisory expenses incurred for the Internal Review completed in October 2014 and (3) 60 basis points due to a $17 million increase in reserves for excess and obsolete inventory at Logistics Solutions recorded during the 2014 year-to-date period, which did not recur.

Communication Systems

	Third Quarter Ended				Year-to-Date Ended
($ in millions)	Sept. 25, 2015	Sept. 26, 2014	Increase		Sept. 25, 2015	Sept. 26, 2014	Decrease
Net sales	$505	$493	2.4%		$1,441	$1,516	(4.9)%
Operating income	$53	$49	8.2%		$140	$147	(4.8)%
Operating margin	10.5%	9.9%	60	bpts	9.7%	9.7%	—	bpts

Third Quarter: Communication Systems net sales for the 2015 third quarter increased by $12 million, or 2%, compared to the 2014 third quarter. The Miteq, Inc. acquisition increased sales by $13 million. Organic sales declined by $1 million for the 2015 third quarter due to reduced sales to the U.S. DoD, partially offset by an increase of $31 million on a new contract for satellite communication systems to the ADF.

Communication Systems operating income for the 2015 third quarter increased by $4 million, or 8%, compared to the 2014 third quarter. Operating margin increased by 60 basis points to 10.5%. Sales mix changes increased operating margin by 140 basis points. A $3 million settlement relating to the resolution of a dispute with a supplier increased operating margin by 60 basis points. Higher pension expense of $7 million decreased operating margin by 140 basis points.

Year-to-Date: Communication Systems net sales for the 2015 year-to-date period decreased by $75 million, or 5%, compared to the 2014 year-to-date period due to lower volume and reduced deliveries on lower demand. The Miteq, Inc. acquisition increased sales by $41 million. Organic sales declined by $116 million, or 8%, including: (1) $52 million for Space & Power Systems, primarily satellite command and control software for U.S. Government agencies, power devices for commercial satellites and high frequency radios for a foreign government, (2) $40 million for Advanced Communications products, primarily data recorders and secure communications equipment for the U.S. military as contracts near completion and (3) $24 million primarily for Tactical Satellite Communications products, primarily mobile and ground-based satellite communication systems for the U.S. military, partially offset by sales on a new contract for satellite communication systems to the ADF.

Communication Systems operating income for the 2015 year-to-date period decreased by $7 million, or 5%, compared to the 2014 year-to-date period. Operating margin remained at 9.7% compared to the 2014 year-to-date-period. Operating margin decreased by 110 basis points due to higher pension expense of $16 million. Improved contract performance, partially offset by lower sales and mix changes, increased operating margin by 110 basis points.

L-3 Announces Results for the 2015 Third Quarter	Page 8

NSS

	Third Quarter Ended				Year-to-Date Ended
($ in millions)	Sept. 25, 2015	Sept. 26, 2014	Decrease		Sept. 25, 2015	Sept. 26, 2014	Decrease
Net sales	$264	$306	(13.7)%		$768	$945	(18.7)%
Operating income	$7	$19	(63.2)%		$28	$56	(50.0)%
Operating margin	2.7%	6.2%	(350)	bpts	3.6%	5.9%	(230)	bpts

Third Quarter: NSS net sales for the 2015 third quarter decreased by $42 million, or 14%, compared to the 2014 third quarter. Sales decreased due to lower volume of: (1) $29 million for Defense Solutions primarily due to lower material requirements on a systems and software sustainment contract with the U.S. Army, and lower demand driven by the U.S. military drawdown in Afghanistan and completed contracts, (2) $8 million for Global Solutions primarily due to completed contracts and (3) $5 million primarily for Data Tactics Corporation due to lower demand on U.S. Government contracts for software and systems support.

NSS operating income for the 2015 third quarter decreased by $12 million, or 63%, compared to the 2014 third quarter. Operating margin decreased by 350 basis points to 2.7%. Operating margin decreased by: (1) 140 basis points due to a $4 million charge related to a write-down of excess inventory, (2) 130 basis points primarily due to lower margins on new business and recompetitions caused by competitive pricing pressures, (3) 50 basis points primarily due to lower sales and higher overhead rates caused by delayed contract awards for commercial contracts and (4) 40 basis points due to higher pension expense of $1 million. These decreases were partially offset by 10 basis points due to higher award fees for intelligence contracts.

Year-to-Date: NSS net sales for the 2015 year-to-date period decreased by $177 million, or 19%, compared to the 2014 year-to-date period. Sales decreased due to trends similar to the 2015 third quarter and due to lower sales for Intelligence Solutions related to reduced tasking for technical support services for a U.S. Government Agency because of defense budget reductions. The decrease in sales at NSS was partially offset by $5 million of sales related to the Data Tactics Corporation acquisition.

NSS operating income for the 2015 year-to-date period decreased by $28 million, or 50%, compared to the 2014 year-to-date period. Operating margin decreased by 230 basis points to 3.6% due to: (1) 120 basis points due to lower sales and higher overhead expense rates caused by delayed contract awards for international and commercial contracts, (2) 100 basis points primarily due to lower margins on new business and recompetitions caused by competitive pricing pressures, (3) 50 basis points due to a $4 million charge related to a write-down of excess inventory and (4) 10 basis points due to higher pension expense of $1 million. These decreases were partially offset by 50 basis points due to higher award fees for intelligence and defense contracts.

L-3 Announces Results for the 2015 Third Quarter	Page 9

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2015, previously provided on July 30, 2015, and has provided a preliminary financial outlook for 2016, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 11. The company undertakes no duty to update its guidance.

Consolidated 2015 Financial Guidance
($ in millions, except per share data)
	Current	Prior (July 30, 2015)
Net sales	$ 11,400 to $11,500	$ 11,450 to $11,650
Segment operating margin	8.3%	8.4%
Interest expense and other	$ 178	$ 180
Effective tax rate	25.4%	27.0%
Diluted shares	81.9	81.9
Diluted EPS	$ 0.93 to $1.03	$ 6.55 to $6.85
Adjusted diluted EPS(1)	$ 6.80 to $6.90	$ 6.70 to $7.00
Net cash from operating activities	$ 1,045	$ 1,045
Capital expenditures, net of dispositions of property, plant and equipment	(195)	(195)
Free cash flow	$ 850	$ 850

(1) Adjusted diluted EPS excludes an after-tax non-cash goodwill impairment charge of $463 million, or $5.65 per diluted share for NSS and an aggregate after-tax loss of $18 million, or $0.22 per diluted share, related to the MSI, BSI and Tinsley divestitures. See Table E for a reconciliation and a discussion on why this information is presented.

Segment 2015 Financial Guidance
($ in millions)
	Current	Prior (July 30, 2015)

Net Sales:
Electronic Systems	$4,250 to $4,300	$4,300 to $4,400
Aerospace Systems	$4,100 to $4,150	$4,050 to $4,150
Communication Systems	$1,950 to $2,000	$1,900 to $2,000
NSS	$1,050 to $1,100	$1,100 to $1,200

Operating Margins:
Electronic Systems	11.8% to 11.9%	11.6% to 11.8%
Aerospace Systems	5.1% to 5.2%	4.9% to 5.1%
Communication Systems	9.5% to 9.6%	9.0% to 9.2%
NSS	4.0% to 4.1%	6.6% to 6.8%

The revisions to our Current Guidance compared to our Prior Guidance primarily include:

●	A decrease in Electronic Systems sales primarily due to delays for certain new contract awards and reduced funding for existing contracts,

●	An increase in Aerospace Systems sales primarily for ISR systems,

●	A decrease in NSS sales and operating margin primarily due to delayed and lower contract awards for new international and commercial business, and

●	Planned share repurchases of $740 million for 2015, compared to $800 million in the prior guidance. The decrease in expected share repurchases is due to the $60 million of cash used to finance the ForceX acquisition completed on October 13, 2015.

L-3 Announces Results for the 2015 Third Quarter	Page 10

The following table presents our preliminary consolidated financial outlook for 2016.

2016 Consolidated Preliminary Outlook
Net sales growth	-2.8%
Organic sales growth	-1.6%
Operating margin change	+80 bpts
Tax rate	31%
Diluted EPS growth	+6%
Free cash flow	approx. $850 million

The 2016 consolidated preliminary outlook for operating income includes a net pension expense decrease of $8 million to $23 million for 2016 compared to an estimate of $31 million net pension expense for 2015. The 2016 preliminary pension expense estimate assumes a weighted average discount rate of 4.45%, compared to 4.14% for 2015 and a weighted average asset return of approximately 4% in 2015, compared to our planned weighted average asset return of 8.13%. The preliminary outlook also assumes share repurchases for 2016 of $500 million.

The current guidance for 2015 and the preliminary consolidated outlook for 2016 exclude: (i) any potential non-cash goodwill impairment charges (in addition to the non-cash goodwill impairment charge related to NSS), for which the information is presently unknown, (ii) additional expenses relating to the Internal Review at Aerospace Systems, which was completed in October 2014 and (iii) the U.S. Federal Research & Experimentation (R&E) tax credit. If re-enacted for 2015 or 2016, the annual R&E tax credit would reduce the effective tax rate for 2015 by approximately 250 basis points and by approximately 230 basis points for 2016, and increase each of the 2015 and 2016 diluted EPS by approximately $0.24.

Additional financial information regarding the 2015 third quarter results, the 2015 financial guidance and the preliminary 2016 outlook is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2015 Third Quarter	Page 11

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, October 29, 2015 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m.  ET

10:00 a.m.  CT

  9:00 a.m. MT

  8:00 a.m.  PT

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (877) 344-7529 (passcode: 10073990), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 45,000 people worldwide and is a prime contractor in aerospace systems and national security solutions. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2015 financial guidance and 2016 preliminary outlook are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies and of ongoing governmental

L-3 Announces Results for the 2015 Third Quarter	Page 12

investigations, including the internal review of the Aerospace Systems segment; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2014, and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Third Quarter Ended(a)			Year-to-Date Ended
	Sept. 25, 2015		Sept. 26, 2014	Sept. 25, 2015		Sept. 26, 2014

Net sales	$2,817		$2,940	$8,323		$8,916

Cost of sales	(2,531)		(2,683)	(7,651)		(8,134)

Loss related to business divestitures(b)	(9)		—	(29)		—

Impairment charge(c)	(491)		—	(491)		—

Operating (loss) income	(214)		257	152		782

Interest expense	(47)		(47)	(139)		(129)
Interest and other income, net	3		5	11		14

(Loss) income before income taxes	(258)		215	24		667
Provision for income taxes	(38)		(58)	(87)		(197)

Net (loss) income	(296)		157	(63)		470

Net income attributable to noncontrolling interests	(3)		(3)	(11)		(9)

Net (loss) income attributable to L-3	$(299)		$154	$(74)		$461

(Loss) earnings per share attributable to L-3 Holdings’ common shareholders:

Basic	$(3.74)		$1.81	$(0.91)		$5.38

Diluted	$(3.74)		$1.78	$(0.91)		$5.21

L-3 Holdings’ weighted average common shares outstanding:

Basic	80.0		85.1	81.5		85.7

Diluted	80.0	(d)	86.6	81.5	(d)	88.4

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

(b)	The loss related to business divestitures for the 2015 third quarter includes an $8 million loss on the divestiture of the Tinsley Product Line and a $1 million loss on the divestiture of BSI. The loss related to the business divestitures for the 2015 year-to-date period includes a $17 million loss related to the divestiture of MSI, an $8 million loss on the divestiture of the Tinsley Product Line and a $4 million loss on the divestiture of BSI.

(c)	Represents a non-cash goodwill impairment charge due to a decline in the estimated fair value of our NSS segment.

(d)	Due to a loss for the 2015 third quarter and year-to-date period, zero incremental weighted average common shares are included because the effect would be antidilutive.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 25, 2015	Sept. 26, 2014	Sept. 25, 2015	Sept. 26, 2014
Segment operating data

Net sales:
Electronic Systems	$982	$1,106	$3,027	$3,286
Aerospace Systems	1,066	1,035	3,087	3,169
Communication Systems	505	493	1,441	1,516
NSS	264	306	768	945

Total	$2,817	$2,940	$8,323	$8,916

Operating income:
Electronic Systems	$123	$125	$356	$383
Aerospace Systems	103	64	148	196
Communication Systems	53	49	140	147
NSS	7	19	28	56

Total	$286	$257	$672	$782

Operating margin:
Electronic Systems	12.5%	11.3%	11.8%	11.7%
Aerospace Systems	9.7%	6.2%	4.8%	6.2%
Communication Systems	10.5%	9.9%	9.7%	9.7%
NSS	2.7%	6.2%	3.6%	5.9%
Total	10.2%	8.7%	8.1%	8.8%

Depreciation and amortization:
Electronic Systems	$26	$30	$81	$89
Aerospace Systems	13	11	37	30
Communication Systems	12	13	37	38
NSS	3	2	9	8

Total	$54	$56	$164	$165

Funded order data
Electronic Systems	$929	$1,147	$3,048	$3,434
Aerospace Systems	693	504	2,615	2,929
Communication Systems	548	493	1,592	1,423
NSS	259	296	877	916

Total	$2,429	$2,440	$8,132	$8,702

			Sept. 25, 2015	Dec. 31, 2014

Period end data
Funded backlog			$9,404	$10,224

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	Sept. 25, 2015	Dec. 31, 2014

ASSETS
Cash and cash equivalents	$323	$442
Billed receivables, net	796	852
Contracts in process	2,483	2,295
Inventories	374	288
Deferred income taxes	129	127
Other current assets	190	186
Assets held for sale	—	547

Total current assets	4,295	4,737

Property, plant and equipment, net	1,108	1,088
Goodwill	7,112	7,501
Identifiable intangible assets	256	243
Deferred debt issue costs	22	27
Other assets	243	240

Total assets	$13,036	$13,836

LIABILITIES AND EQUITY

Accounts payable, trade	$490	$382
Accrued employment costs	562	510
Accrued expenses	369	402
Advance payments and billings in excess of costs incurred	629	573
Income taxes	18	23
Other current liabilities	396	398
Liabilities held for sale	—	237

Total current liabilities	2,464	2,525

Pension and postretirement benefits	1,163	1,187
Deferred income taxes	407	443
Other liabilities	403	382
Long-term debt	3,940	3,939

Total liabilities	8,377	8,476

Shareholders’ equity	4,584	5,285
Noncontrolling interests	75	75

Total equity	4,659	5,360

Total liabilities and equity	$13,036	$13,836

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	Year-to-Date Ended
	Sept. 25, 2015	Sept. 26, 2014
Operating activities
Net (loss) income	$(63)	$470
Depreciation of property, plant and equipment	129	127
Amortization of intangibles and other assets	35	38
Deferred income tax (benefit) provision	(21)	91
Stock-based employee compensation expense	36	39
Excess income tax benefits related to share-based payment arrangements	(24)	(16)
Contributions to employee savings plans in L-3 Holdings’ common stock	95	105
Impairment charge	491	—
Amortization of pension and postretirement benefit plans net loss and prior service cost	50	11
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	6	5
Loss related to business divestitures	29	—
Other non-cash items	(4)	(5)
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures:
Billed receivables	48	118
Contracts in process	(165)	(144)
Inventories	(77)	(11)
Other assets	(13)	—
Accounts payable, trade	121	(119)
Accrued employment costs	47	26
Accrued expenses	(40)	(57)
Advance payments and billings in excess of costs incurred	2	39
Income taxes	—	(4)
Other current liabilities	(11)	(40)
Pension and postretirement benefits	(18)	(40)
All other operating activities	(22)	(28)

Net cash from operating activities	631	605

Investing activities
Business acquisitions, net of cash acquired	(260)	(57)
Proceeds from the sale of businesses	308	—
Capital expenditures	(140)	(115)
Dispositions of property, plant and equipment	2	4
Other investing activities	4	6

Net cash used in investing activities	(86)	(162)

Financing activities
Proceeds from sale of senior notes	—	996
Retirement of CODES	—	(935)
Borrowings under revolving credit facility	861	1,367
Repayment of borrowings under revolving credit facility	(861)	(1,367)
Common stock repurchased	(605)	(413)
Dividends paid on L-3 Holdings’ common stock	(163)	(158)
Proceeds from exercises of stock options	41	87
Proceeds from employee stock purchase plan	26	27
Excess income tax benefits related to share-based payment arrangements	24	16
Debt issue costs	—	(8)
Employee restricted stock units surrendered in lieu of income tax withholding	(33)	(27)
Other financing activities	(1)	(11)

Net cash used in financing activities	(711)	(426)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(14)	(9)
Change in cash balance in assets held for sale	61	—

Net (decrease) increase in cash and cash equivalents	(119)	8
Cash and cash equivalents, beginning of the period	442	500

Cash and cash equivalents, end of the period	$323	$508

Table E

L-3 COMMUNICATIONS HOLDINGS, INC.

NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

Adjusted Diluted EPS Non-GAAP Reconciliation		Third Quarter Ended		Year-to-Date Ended		2015 Current Guidance
		Sept. 25, 2015	Sept. 26, 2014	Sept. 25, 2015	Sept. 26, 2014	Low end of range	High end of range
Diluted EPS attributable to L-3 Holdings’ common stockholders		$(3.74)	$1.78	$(0.91)	$5.21	$0.93	$1.03

EPS impact of loss on business divestitures (A)		0.08	—	0.05	—	0.05	0.05

EPS impact of the non-cash impairment charge related to MSI assets held for sale (B)		—	—	0.15	—	0.15	0.15

EPS impact of the loss on a forward contract to sell Euro proceeds from the MSI divestiture (C)		—	—	0.02	—	0.02	0.02

EPS impact of the goodwill impairment charge (D)		5.79	—	5.68	—	5.65	5.65

Dilutive impact of common share equivalents		(0.04)	—	(0.07)	—	—	—

Adjusted diluted EPS(1)		$2.09	$1.78	$4.92	$5.21	$6.80	$6.90

(A)	Loss on business divestitures	$(9)		$(8)		$(8)	$(8)
	Tax benefit	3		4		4	4

	After-tax impact	(6)		(4)		(4)	(4)
	Diluted weighted average common shares outstanding	80.0		81.5		81.9	81.9
	Per share impact	$(0.08)		$(0.05)		$(0.05)	$(0.05)

(B)	Non-cash impairment charge related to MSI assets held for sale			$(17)		$(17)	$(17)
	Tax benefit			5		5	5

	After-tax impact			(12)		(12)	(12)
	Diluted weighted average common shares outstanding			81.5		81.9	81.9
	Per share impact			$(0.15)		$(0.15)	$(0.15)

(C)	Loss on a forward contract to sell Euro proceeds from the MSI divestiture			$(4)		$(4)	$(4)
	Tax benefit			2		2	2

	After-tax impact			(2)		(2)	(2)
	Diluted weighted average common shares outstanding			81.5		81.9	81.9
	Per share impact			$(0.02)		$(0.02)	$(0.02)

(D)	Goodwill impairment charge	$(491)		$(491)		$(491)	$(491)
	Tax benefit	28		28		28	28

	After-tax impact	(463)		(463)		(463)	(463)
	Diluted weighted average common shares outstanding	80.0		81.5		81.9	81.9
	Per share impact	$(5.79)		$(5.68)		$(5.65)	$(5.65)

Adjusted Net Income Attributable to L-3 Non-GAAP Reconciliation	Third Quarter Ended		Year-to-Date Ended
	Sept. 25, 2015	Sept. 26, 2014	Sept. 25, 2015	Sept. 26, 2014
Net (loss) income attributable to L-3	$(299)	$154	$(74)	$461
Loss on business divestitures	6	—	4	—
Non-cash impairment charge related to MSI assets held for sale	—	—	12	—
Loss on a forward contract to sell Euro proceeds from the MSI divestiture	—	—	2	—
Goodwill impairment charge	463	—	463	—

Adjusted net income attributable to L-3(1)	$170	$154	$407	$461

(1)	Adjusted diluted EPS is diluted EPS attributable to L-3 Holdings’ common stockholders, excluding the charges or credits relating to business divestitures and non-cash goodwill impairment charges. Adjusted net income attributable to L-3 is net income attributable to L-3, excluding the charges or credits relating to business divestitures and non-cash goodwill impairment charges. These amounts are not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The company believes that the charges or credits relating to business divestitures and non-cash goodwill impairment charges affect the comparability of the results of operations and financial guidance for 2015 to the results of operations for 2014. The company also believes that disclosing net income and diluted EPS excluding the charges or credits relating to business divestitures and non-cash goodwill impairment charges will allow investors to more easily compare the 2015 results and financial guidance to the 2014 results. However, these measures may not be defined or calculated by other companies in the same manner.